Exhibit 3.7

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION  OF

TECHNOLOGY RESEARCH COPORATION

TECHNOLOGY RESEARCH CORPORATION, a Florida corporation (the “Corporation”), hereby certifies as follows:

1. The Articles of Incorporation of the Corporation are hereby amended by deleting the present form of Article IV in its entirety and by substituting, in lieu thereof, the following:

“The aggregate number of shares of stock authorized to be issued by this Corporation shall be 30,000,000 share of common stock, each with a par value of $.17.  Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the Corporation upon liquidation or dissolution.”

2. The foregoing amendment shall become effective as of the close of business on the date this Certificate is approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

3. The amendment recited in Section 1 above has been duly adopted in accordance with the provisions of §607.1003, Florida Statutes, the Board of Directors of the Corporation having adopted a resolution setting forth such amendment, declaring its advisability and directing that such amendment be considered by the shareholders of the Corporation at its annual meeting thereof; notice of such meeting having been provided in accordance with the By-Laws of the Corporation; a quorum of such shareholders having been present at the meeting held by response to such notice on august 27, 1990; and a majority of the shareholders present at such meeting and entitled to vote on the proposed amendment having voted in favor thereof. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

IN WITNESS WHEREOF, the Corporation has made this Certificate under the signature of its President and the attestation of its Secretary this 24 day of September, 1990.

TECHNOLOGY RESEARCH CORPORATION

/S/ Raymond H. Legatti
RAYMOND H. LEGATTI
President

ATTEST

/s/ Robert w. Jones
ROBERT W. JONES
Secretary